EXHIBIT 77C

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


A Special Meeting of the Shareholders of the Emerging Markets Portfolio of the Pacific Select Fund was held on March 19, 1999, at 700 Newport Center Drive, Newport Beach, California, 92660.

Attached is the Certification of Inspector of Election, which shows the number of affirmative and negative votes cast with respect to the proposal.


CERTIFICATION OF
INSPECTOR OF ELECTION



March 25, 1999


I, Peter C. Suhr, Executive Vice President of Alamo Direct Mailing Services and Inspector of Election for the Meeting of Shareholders of the Emerging Markets Portfolio of the Pacific Select Fund, (the "Fund") held on March 19, 1999, hereby certify that the final results of the election, are as follows:

A new Portfolio Management Agreement among the Fund (on behalf of the Emerging Markets Portfolio), Pacific Life, and Blairlogie Capital Management, has been approved by the Emerging Markets Portfolio of the Fund.

With respect to the Portfolio,
	14,930,829.726  (94.16 %) shares were voted in favor versus
	     259,688.870 (1.64 %) shares voted against the resolution, with 666,063.279 (4.20 %) abstentions.

We have tabulated the voting instruction/proxy cards, telephone voting and Internet voting responses received. We do not guarantee the authenticity of the signatures on the voting instruction/proxy cards or assume any responsibility for the legality of any consent.


Sincerely,

/s/ PETER C. SUHR

Peter C. Suhr
Executive Vice President, Alamo Direct Mailing Services, Inc.
Inspector of Election